EXHIBIT 2








                            STOCK PURCHASE AGREEMENT


                                   dated as of


                                  May __, 1999


                                 by and between

         ELLIOT ASSOCIATES, L.P., WESTGATE INTERNATIONAL, L.P., MARTLEY INTERNATIONAL, INC., MOSES MARX, MOMAR CORPORATION, and UNITED
               EQUITIES COMMODITIES COMPANY, as the Stockholders,


                                       and


                        PHAR-MOR, INC., as the Purchaser

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I: DEFINITIONS......................................................  1
     Section 1.1  Definitions...............................................  1

ARTICLE II: TRANSACTIONS....................................................  4
     Section 2.1  Transfer of Stock.........................................  4
     Section 2.2  Purchase Price............................................  4
     Section 2.3  Delivery and Payment......................................  5
     Section 2.4  Taxes.....................................................  5
     Section 2.5  Expenses..................................................  5
     Section 2.6  Public Announcements......................................  5
     Section 2.7  Proxy.....................................................  5

ARTICLE III: CONDITIONS TO CLOSING..........................................  5
     Section 3.1  Conditions to Purchaser's Obligation to Close.............  5
     Section 3.2  Conditions to Each Stockholder's Obligation to Close......  6

ARTICLE IV: CLOSING.........................................................  6
     Section 4.1  Time of Closing...........................................  6
     Section 4.2  Location of Closing.......................................  6

ARTICLE V: REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS...............  7
     Section 5.1  Corporate Existence and Power, Partnership
       Existence and Power, Company Existence and Power.....................  7
     Section 5.2  Authorization; Contravention..............................  7
     Section 5.3  Approvals.................................................  7
     Section 5.4  Binding Effect............................................  7
     Section 5.5  Ownership.................................................  7
     Section 5.6  Continuing Representations and Warranties.................  8

ARTICLE VI: REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.................  8
     Section 6.1  Corporate Existence and Power.............................  8
     Section 6.2  Authorization; Contravention..............................  8
     Section 6.3  Approvals.................................................  8
     Section 6.4  Binding Effect...............................................

ARTICLE VII: INDEMNIFICATION................................................  8
     Section 7.1  Indemnification by the Stockholders.......................  8
     Section 7.2  Indemnification by Purchaser..............................  8
     Section 7.3  Procedure.................................................  9
     Section 7.4  No Limitation on Other Rights of Recovery................. 10
     Section 7.5  Treatment of Indemnity Payments........................... 10

                                       -i-

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                                                                            Page

ARTICLE VIII: MISCELLANEOUS................................................. 10
     Section 8.1  Notices................................................... 10
     Section 8.2  Further Assurances........................................ 10
     Section 8.3  No Waivers; Remedies; Specific Performance................ 10
     Section 8.4  Amendments, Etc........................................... 11
     Section 8.5  Successors and Assigns.................................... 11
     Section 8.6  Governing Law............................................. 11
     Section 8.7  Counterparts; Effectiveness............................... 11
     Section 8.8  Severability of Provisions................................ 11
     Section 8.9  Headings and References................................... 11
     Section 8.10  Entire Agreement......................................... 11
     Section 8.11  Survival................................................. 11
     Section 8.12  Exclusive Jurisdiction................................... 12
     Section 8.13  Waiver of Jury Trial..................................... 12
     Section 8.14  Construction............................................. 12

                                    EXHIBITS


Exhibit 2.1  List of Beneficial and Record Owners of the Common Shares of Avatex

Exhibit 2.7  Irrevocable Proxy



                                       -A-

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (this "Agreement") dated as of May __, 1999 by and among ELLIOTT ASSOCIATES, L.P., a Delaware limited partnership("Elliott"), WESTGATE INTERNATIONAL, L.P., a ________________ limited partnership ("Westgate"), MARTLEY INTERNATIONAL, INC., a Cayman Islands corporation ("Martley"), MOSES MARX, an individual residing at _______________ ("Marx"), MOMAR CORPORATION, a _________________corporation ("Momar"), and UNITED EQUITIES COMMODITIES COMPANY, a ________________ corporation ("United Equities," and collectively with Elliott, Westgate, Martley, Marx, and Momar, together with their respective successors and assigns, the "Stockholders"), and PHAR-MOR, INC., a Pennsylvania corporation (together with its successors and assigns, the "Purchaser").

     WHEREAS, the Stockholders are the beneficial and record owners of the common shares of Avatex Corporation, a Delaware corporation ("Avatex"), as set forth on Exhibit 2.1;

     WHEREAS, Avatex and Xetava Corporation, a Delaware corporation ("Xetava"), have entered into an Agreement and Plan of Merger (the "Original Merger Agreement"), which provided that Avatex would be merged with and into Xetava (the "Proposed Original Merger");

     WHEREAS, class representative brought two putative class action lawsuits in Delaware against Avatex on behalf of Avatex preferred stockholders as a result of the Proposed Original Merger asserting several claims (the "Class Actions");

     WHEREAS, the Proposed Original Merger was postponed pending resolution of the Class Actions;

     WHEREAS, in determination of one claim under the Class Actions, the Delaware Supreme Court held that the Proposed Original Merger could not be consummated without the approval of two-thirds of certain preferred stockholders;

     WHEREAS, pursuant to settlement negotiations of the other claims of the Class Actions, Avatex and Xetava entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of May __, 1999 (the "Restated Merger Agreement");

     WHEREAS, pursuant to the Restated Merger Agreement, Xetava will merge into Avatex, with Avatex as the surviving corporation (the "Revised Merger");

     WHEREAS, the Stockholders desire to sell and the Purchaser desires to buy the Avatex Shares (as defined below), conditioned on the closing of the Revised Merger-,

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.

     Action against a person means an action, suit, cause of action, investigation, complaint or other proceeding threatened or pending against or affecting the person or its property, whether civil or criminal, in law or in equity or before any arbitrator or Governmental Body.

     Affiliate of a person means (1) any other person that directly or indirectly controls, is controlled by or is under common control with, such person or any of its subsidiaries and (2) if such person is an individual, any other individual that is a relative (by blood or marriage) of such person. The term control me s the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

     Agreement has the meaning stated in the preamble to this Agreement.

     Approval means an authorization., consent, approval or waiver of, clearance by, notice to or registration or filing with, or any other similar action by or with respect to a Governmental Body or any other person and the expiration or termination of all prescribed waiting, review or appeal periods wit respect to any of the foregoing.

     Avatex has the meaning stated in the recitals to this Agreement.

     Avatex Shares has the meaning stated in Section 2.1 of this Agreement.

     Avatex Stock has the meaning stated in Section 2.1 of this Agreement.

     beneficially own or beneficial ownership with respect to any securities shall mean having beneficial ownership of such securities (as determined pursuant to Rule 13-d under the Exchange Act, except as provided below, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a person shall include securities beneficially owned by all Affiliates of such person and all other persons with whom such person would constitute a Group.

     Class Action has the meaning stated in the recitals to this Agreement.

     Closing has the meaning stated in Section 4.1 of this Agreement.

     Closing Date shall mean the date that is the effective date of the Revised Merger.

     Code means the internal Revenue Code of 1986, and the related Regulations, in each case as amended as of the date hereof, and as the same may be amended or modified from time to time.

     Elliott has the meaning stated in the preamble of this Agreement.

     Exchange Act means the Securities Exchange Act of 1934, as amended, and the related rules and regulations thereunder,

     Governmental Body means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state, county or local, domestic or foreign,

     Group has the meaning given such term in Section 13(d)(3) of the Exchange Act.

     Indemnified Persons has the meaning stated in Section 7.3 of this Agreement.

     Indemnifiable Claim means any Loss for or against which any party is entitled to indemnification under this Agreement.

     IRS means the United States Internal Revenue Service or any Governmental Body succeeding to any or all of its functions.

     Lien means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, charge, deposit arrangement, preference, priority, security interest, adverse claim, restriction or encumbrance of any kind (including, without limitation, any conditional sale contract any capitalized lease or any financing lease having substantially the same economic effect as the foregoing and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

     Loss means any cost, damage, disbursement, expense, liability, judgment, loss, deficiency, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, without limitation, interest or other carrying costs, penalties, legal, accounting, expert witness, consultant and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims (including, without limitation, claims for indemnification Under Article VII and other claims in connection with the enforcement of any rights under this Agreement) and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

     Martley has the meaning stated in the preamble of this Agreement.

     Marx has the meaning stated in the preamble of this Agreement.

     Momar has he meaning stated in the preamble of this Agreement.

     Order means any decision, decree, injunction, judgment, order, ruling, assessment or writ.

     Original Merger Agreement has the meaning stated in the recitals to this Agreement,

     person means an individual, a corporation, a partnership, a joint venture, an association, a trust, an unincorporated association or any other entity or organization, including a Governmental Body.

     Pro Rata Shares has the meaning stated in Section 2.2 of this Agreement

     Proposed Original Merger has the meaning stated in the recitals to this Agreement.

     Proxy has the meaning stated in Section 2.7 of this Agreement

     Purchase Price has the meaning stated in Section 2.2 of this Agreement.

     Purchaser has the meaning stated in the preamble to this Agreement.

     Regulation means (1) any applicable law, rule, regulation, ordinance, Order, award, injunction, recommendation or other official action of any Governmental Body and (2) any official change in the interpretation or administration of any of the foregoing by the Governmental Body or by any other Governmental Body or other person responsible for the interpretation or administration of any of the foregoing.

     Restated Merger Agreement has the meaning stated in the recitals to this Agreement.

     Revised Merger has the meaning stated in the recitals to this Agreement.

     Securities Act means the Securities Act of 1933, as amended, and the related rules and regulations thereunder.

     Stockholders has the meaning stated in the preamble of this Agreement.

     Taxes means all taxes, charges, fees, levies, duties, imposts, withholdings, restrictions, fines, interest, penalties, additions to tax or other assessments or charges, including, but not limited to, income, excise, property, withholding, sales, use, gross receipts, value added and franchise taxes, license recording, documentation and registration fees and custom duties imposed by any Governmental Body.

     Transactions means, collectively, the transactions undertaken pursuant to, or otherwise contemplated by, this Agreement and the Proxy.

     Transfer means a sale, an assignment, a lease, a license, a grant, a transfer or other disposition of an asset or any interest of any nature in an asset. The term transfer used as a verb has a correlative meaning.

     United Equities has the meaning stated in the preamble of this Agreement.

     Westgate has the meaning stated in the preamble of this Agreement.

     Xetava has the meaning stated in the recitals to this Agreement.

                                   ARTICLE II
                                  TRANSACTIONS

     Section 2.1 Transfer of Stock. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or such later date as specifically set forth below) each Stockholder shall transfer to the Purchaser, free and clear of any and all Liens, the number of shares of Common Stock, par value $5.00 per share ("Avatex Stock"), of Avatex set forth on Exhibit 2.1 hereto (in each case, the "Avatex Shares").

     Section 2.2 Purchase Price. Subject to the terms and conditions set forth in this Agreement, at Closing, the Purchaser shall pay to the Stockholders by wire transfer of immediately available funds an aggregate purchase price for the 2,862,400 Avatex Shares being purchased hereunder equal to $5,724,800 (the "Purchase Price"). The Purchase Price per Avatex Share is $2.00. The Purchase Price shall be allocated among the Stockholders in accordance with the percentages (the "Pro Rata Shares") set forth opposite each Stockholder's name on the signature page hereto.

     Section 2.3 Delivery and Payment. Delivery of the Avatex Shares to the Purchaser shall be made by Stockholders at Closing. The Avatex Shares shall be accompanied by updated stock powers duly endorsed in blank and shall have affixed thereto evidence of the payment of the relevant transfer/stamp taxes,

     Section 2.4 Taxes. Each Stockholder shall pay any Taxes payable with respect to the transfer of the Avatex Shares sold by such Stockholder to the Purchaser pursuant to this Agreement.

     Section 2.5 Expenses. Except as expressly set forth herein, all costs and expenses incurred or paid by a party shall be paid by the party incurring or paying such expenses. Without limiting the generality of the foregoing, (A) all costs and expenses of the Stockholders, including, without limitation, expenses of counsel, financial advisors and accountants incurred in connection with the negotiation and review of documentation relating hereto and the performance of obligations hereunder, shall be paid by the Stockholders without any cost or other liability to the Purchaser and (B) all costs and expenses of the Purchaser, including, without limitation, expenses of counsel, financial advisors and accountants incurred in connection with the negotiation and review of documentation relating hereto and the performance of obligations hereunder, shall be paid by the Purchaser without any cost or other liability to any of the Stockholders.

     Section 2.6 Public Announcements. Except as required by applicable law, including without limitation, any filings required by the Exchange Act the Stockholders shall not, and shall not permit any of their Affiliates to, make any published announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Purchaser.

     Section 2.7 Proxy. Concurrently with the execution and delivery of this Agreement, each of the Stockholders is hereby delivering to the Purchaser an irrevocable proxy in the form Exhibit 2.7 hereto (the "Proxy"). Purchaser agrees to vote all of the Avatex Shares pursuant to each Proxy in favor of the Revised Merger.

                                   ARTICLE III
                              CONDITIONS TO CLOSING

     Section 3.1 Conditions to Purchaser's Obligation to Closing. Purchaser's obligation to consummate the Transactions contemplated hereby is subject to satisfaction (or written waiver) at or prior to the Closing Dale of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Stockholders contained herein shall be true and correct as of the Closing Date.

          (b) Covenants. Each of the Stockholders shall have performed and complied with the agreements and covenants contained herein to be performed by them on or prior to the Closing Date.

          (c) Compliance with Applicable Laws. The Transactions contemplated hereby shall not be prohibited by any applicable Regulation and all requisite Approvals shall have been obtained and shall be in full force and effect.

          (d) Revised Merger. The Revised Merger shall have occurred or shall be occurring simultaneously on or prior to December 15, 1999, on the terms set forth in the Restated Merger Agreement as in effect on the date hereof (as such agreement may be amended with the consent of the Purchaser). This Agreement shill also terminate at the option of the Purchaser if the Stockholders Agreement dated the date hereof among Avatex and the Stockholders terminates for any reason.

          (e) Settlement and Dismissal. The Class Actions shall have been settled pursuant to a settlement agreement and such settlement agreement shall have bean approved by a court of competent jurisdiction and in connection therewith the Class Action shall be dismissed with prejudice, and such settlement, approval and dismissal shall have been final and non-appealable on or prior to the Closing Date.

     Section 3.2 Conditions to Each Stockholder's Obligation to Close. Each Stockholder's obligation to consummate the Transactions contemplated hereby is subject to satisfaction (or written waiver) at or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Purchaser contained herein shall be true and correct as of the Closing Date.

          (b) Covenants. Purchaser shall have performed and complied with the agreements and covenants contained herein to be performed by it on or prior to the Closing Date.

          (c) Compliance with Applicable Laws. The Transactions contemplated hereby shall not be prohibited by any applicable Regulation and all requisite Approvals shall have been obtained and shall be in full force and effect

          (d) Revised Merger. The Revised Merger shall have occurred or shall be occurring simultaneously, on or prior to December 15, 1999, on the terms set forth in the Restated Merger Agreement as in effect on the date hereof (as such agreement may be amended with the consent of the Stockholders). This Agreement shall also terminate at the option of a majority-in-interest of the Stockholders if the Stockholders Agreement dated the date hereof among Avatex and Stockholders terminates for any reason.

          (e) Settlement and Dismissal. The Class Actions shall have been settled pursuant to a settlement agreement and such settlement agreement shall have been approved by a court of competent jurisdiction and in connection therewith the Class Actions shall be dismissed with prejudice, and such settlement, approval and dismissal shall have been final and non-appealable on or prior to the Closing Date.

                                   ARTICLE IV
                                     CLOSING

     Section 4.1 Time of Closing. The closing of this Agreement (the "Closing") shall take place, if at all, on the effective date of the Revised Merger.

     Section 4.2 Location of Closing. The Closing shall take place at the offices of Swidler Bartz Shereff Friedman, LLP, 3600 K Street N.W., Suite 300, Washington, D.C. 20001, or at such other location as approved by the parties.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each of the Stockholders severally, and not jointly, represents and warrants to the Purchaser as follows.

     Section 5.1 Corporate Existence and Power,. Partnership Existence and Power, Company Existence and Power. The representing Stockholder, except Marx
(1) is, as applicable, (a) a corporation duty incorporated, validly existing and in good standing under the laws of the state of its incorporation, (b) a limited partnership duly formed validly existing and in good standing under the laws of the jurisdiction of its formation, or (c) a limited liability company duly formed, validly existing and in good standing under the laws of the state of its formation; and (2) has all necessary corporate, limited partnership, or limited company, as applicable, power and authority to execute and deliver and perform its obligations under this Agreement..

     Section 5.2 Authorization; Contravention. As applicable to the representing Stockholder, the execution and delivery by the Stockholder of this Agreement and the Proxy and the performance by it of its obligations under this Agreement and the Proxy have been duly authorized by all necessary corporate, partnership or company action and do not and will not contravene, violate, result in a breach of or constitute a default under (A) its articles of incorporation, articles of organization, bylaws, operating agreement, or other organizational or governing document, (B) any Regulation or any Order by which the Stockholder or any of its properties may be bound or affected, or (C) any agreement, instrument or other instrument to which such Stockholder is a party or by which such Stockholder or such Stockholder's properties may be bound or affected.

     Section 5.3 Approvals. No Approval of any Governmental Body or other person is required or advisable on the part of the representing Stockholder for (1) the due execution and delivery by such Stockholder of this Agreement and the Proxy,
(2) the consummation of the Transactions, (3) the performance of such Stockholder of its obligations under this Agreement and the Proxy and (4) the exercise by the Purchaser of its rights and remedies under this Agreement and the Proxy.

     Section 5.4 Binding Effect. Each of this Agreement and the Proxy is a legally valid and binding obligation of the representing Stockholder enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

     Section 5.5 Ownership. (1) The Avatex Shares to be sold by the representing Stockholder are all the shares of Avatex Stock beneficially owned and/or held of record by such Stockholder, (2) such Stockholder is the sole beneficial owner of the Avatex Shares to be sold by it pursuant to this Agreement (except that Martley and Westgate share beneficial ownership of 416,300 Avatex Shares as to which Westgate is the owner of record) free and clear of all Liens, and no other person has any interest or right in or to any of the Avatex Shares and (3) such Stockholder has good right, full power and lawful authority to sell to the Purchaser all its right, title and interest in and to such Avatex Shares free and clear of all Liens.

     Section 5.6 Continuing Representations and Warranties. Each of the representations and warranties made by a representing Stockholder in this Agreement or as of any date other than the Closing Date shall be true and correct on and as of the Closing Date.

                                   ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to each of the Stockholders as follows:

     Section 6.1 Corporate Existence and Power. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Pennsylvania and has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement.

     Section 6.2 Authorization; Contravention. The execution and delivery by the Purchaser of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate action and do not and will not contravene, violate, result in a breach of or constitute a default under (A) its articles of incorporation or bylaws, (B) any Regulation or any Order by which the Purchaser or any of its properties may be bound or affected or (C) any agreement, indenture or other instrument to which it is a party or by which it or its properties may be bound or affected.

     Section 6.3 Approvals. No Approval of any Governmental Body or other person is required or advisable on the part of the Purchaser for (1) the due execution and delivery by the Purchaser of this Agreement, (2) the consummation of the Transactions, (3) the performance by the Purchaser of its obligations under this Agreement, and (4) the exercise by the Stockholders of their rights and remedies under this Agreement.

     Section 6.4 Binding Effect. This Agreement is a legally valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally ana general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

                                   ARTICLE VII
                                 INDEMNIFICATION

     Section 7.1 Indemnification by the Stockholders. The Stockholders, severally and not jointly, shall indemnify the Purchaser and its controlling persons (within the meaning of Section 20 of the Exchange Act) and their respective stockholders, partners, directors, officers, employees, agents and Affiliates, against and hold each of such persons harmless from, any and all Losses in any way relating to or arising out of any actual or alleged breach of the representations, warranties, covenants or agreements of such Stockholder contained in this Agreement.

     Section 7.2 Indemnification by Purchaser. The Purchaser shall indemnify the Stockholders and, as applicable, their controlling persons (within the meaning of Section 20 of the Exchange Act) and, as applicable, their respective stockholders, partners, directors, officers, employees, agents and Affiliates against and hold each of such persons harmless from, any and all Losses in any way relating o arising out of any actual or alleged breach of the representations, warranties, covenants or agreements of the Purchaser contained in this Agreement.

     Section 7.3 Procedure.

     (a) If any Indemnifiable Claim shall be brought, asserted or threatened against any person indemnified under this Article VII (an "Indemnified Person") the Indemnified Person shall promptly notify the indemnifying person. A failure to notify the indemnifying person timely or at all shall reduce the liabilities and obligations of the indemnifying person under this Article VII only to the extent the indemnifying person actually shall be materially prejudiced by such failure. The indemnifying person shall assume the defense of the Indemmifiable Claim, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all related fees and expenses, but the Indemnified Person may employ separate counsel in connection with such Indemnifiable Claim, and participate in the defense of such Indemnifiable Claim at its own expense. However, the Indemnified Person may by written notice to the indemnifying person assume the defense of the Indemnifiable Claim, including the employment of counsel, at the expense of the indemnifying person if:

          (1) the indemnifying person fails to promptly assume the defense with counsel reasonably satisfactory to the Indemnified Person; or

          (2) the persons against whom the Indemnifiable Claim shall have been brought, asserted or threatened (including any impleaded parties) include both the Indemnified Person and the indemnifying person and the Indemnified Person is advised by counsel that there may be one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the indemnifying person and that conflict with the defenses available to the indemnifying party; or

          (3) the Indemnified Person reasonably believes that the Indemnifiable Claim or an unfavorable result on of the Indemnifiable Claim may materially and adversely affect the business, properties, operations, prospects or condition (financial or otherwise) of the Indemnified Person and its affiliates other than as a result of the payment of money damages.

If the Indemnified Person has assumed the defense of the Indemnifiable Claim pursuant to any of the three conditions stated above, then the Indemnifying person shall not have the right to assume the defense of the Indemnifiable Claim on behalf of the Indemnified Person and the Indemnified Person shall have the right to control the defense, compromise or settlement of any Indemnifiable Claim on behalf of and for the account and risk of the indemnifying person. The indemnifying person shall be bound by the result of the defense of any Indemnifiable Claim, except that any settlement shall require the prior approval of the indemnifying person, such consent not to be unreasonably withheld, whether the defense shall have been assumed by the indemnifying person or by the Indemnified Person, and shall indemnify the Indemnified Person against, and hold the Indemnified Person harmless from, all Losses in any way relating to or arising in connection with the matter or matters that shall be the basis of the Indemnifiable Claim or otherwise connected to the Indemnifiable Claim. Notwithstanding anything to the contrary herein, no indemnifying party shall, without the written consent of each affected Indemnified Person, settle or compromise any Indemnifiable Claim or permit a default or consent to entry of any judgment, unless such settlement or compromise includes a complete release of each such Indemnified Person with respect to liability related to such Indemnifiable Claim.

     (b) Each Stockholder agrees that, with respect to Indemnifiable Claims hereunder, the Indemnified Persons may seek indemnification from any Stockholder that is obligated to indemnify pursuant to this Article VII and that there is no requirement that an Indemnified Person proceed against all of the Stockholders in order to recover from any individual Stockholder,

     Section 7.4 No Limitation on Other Rights of Recovery. The indemnification set forth in this Article VII shall be in addition to any other obligations or liabilities of an indemnifying person to an Indemnified Person at common law or otherwise. The provisions of this Article VII shall not eliminate or otherwise limit the right of any Indemnified Person to seek to recover contribution, damages or otherwise enforce its rights against the indemnifying person or any other person without regard to the provisions of this Article VII. If at any time all or any part of any indemnification payment hereunder is or must be rescinded or returned to the person making such indemnity payment for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of any person) the indemnification obligations of the person making such payment shall be reinstated with respect to such payment so rescinded or returned as though such payment had never been made or received.

     Section 7.5 Treatment of Indemnity Payments. All payments made pursuant to this Article VII shall be treated as; adjustments to the purchase price for the Avatex Stock.

                                  ARTICLE VIII
                                  MISCELLANEOUS

     Section 8.1 Notices. All notices, requests and other communications to any party or under this Agreement shall be in writing. Communications may be made by telecopy or similar writing. Each communication shall be given to the party at its address stated on the signature pages of this Agreement or at any other address as the party may specify for this purpose by notice to the other party. Each communication shall be effective (1) if given by telecopy, when the telecopy is transmitted to the proper address and the receipt of the transmission is confirmed, (2) if given by mail, 72 hours after the communication is deposited in the mails property addressed with first class postage prepaid or (3) if given by any other means, when delivered to the proper address and a written acknowledgment of delivery is received.

     Section 8.2 Further Assurances. Each party shall indefinitely after the date of this Agreement promptly upon request by any other party, correct any defect or error that may be discovered in this Agreement or in the execution or acknowledgment of this Agreement and execute, acknowledge, deliver, file, re-file, register and re-register, any and all such further acts, certificates, assurances and other instruments as the requesting party may require from time to time in order (1) to carry out more effectively, the purposes of this Agreement, (2) to enable the requesting party to exercise and enforce its rights and remedies and collect any payments and proceeds under this Agreement and (3) to better transfer, preserve, protect and confirm to the requesting party the rights granted or now or hereafter intended to be granted to the requesting party under this Agreement or under each other instrument executed in connection with this Agreement.

     Section 8.3 No Waivers; Remedies; Specific Performance.

     (a) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

     (b) In view of the uniqueness of this Agreement and the Proxy, neither party would have an adequate remedy at law for money damages in the event that any of this Agreement or the Proxy is not performed in accordance with its terms, and therefore each of the parties agrees that the other party shall be entitled to specific enforcement of the terms of this Agreement and the Proxy in addition to any other remedy to which it may be entitled, at law or in equity.

     Section 8.4 Amendments, Etc. No amendment, modification, termination, or waiver of consent, and no consent to any departure by a party from any provision of any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the other parties to this Agreement, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

     Section 8.5 Successors and Assigns.

     (a) No party to this Agreement may assign its rights under this Agreement without the express prior written consent of the other parties hereto. Any delegation in contravention of this Section shall be void ab initio and shall not relieve the delegating party of any obligation under this Agreement.

     (b) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

     Section 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware. All rights and obligations of the parties hereto shall be in addition to and not in limitation of those provided by applicable law.

     Section 8.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

     Section 8.8 Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of the provision in any other jurisdiction.

     Section 8.9 Headings and References. Article and section headings in this Agreement are included in this Agreement for the convenience of reference only and do not constitute a part of this Agreement for any other purpose. References to parties and articles and sections in this Agreement are references to the parties to or the articles and sections of this Agreement, as the case may be, unless the context shall require otherwise.

     Section 8.10 Entire Agreement. This Agreement embodies the entire agreement and understanding of the respective parties, and supersedes all prior agreements or understandings, with respect to the subject matter hereof.

     Section 8.11 Survival. Except as otherwise specifically provided in this Agreement, and notwithstanding any investigation or notice to the contrary or any waiver by arty other party of a related condition precedent to the performance by the other party of an obligation under this Agreement, each representation and warranty of each party to this Agreement contained in or made pursuant to this Agreement shall survive Closing. Each covenant or agreement of a party to this Agreement required to be performed on or after the Closing Date shall remain in fall force and effect thereafter in accordance with its terms.

     Section 8.12 Exclusive Jurisdiction. Each party (1) agrees that any Action with respect to this Agreement shall be brought exclusively in the federal or state courts located in the State of Delaware, (2) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (3) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any Action in those jurisdictions.

     Section 8.13 Waiver of Jury Trial. Each party waives any right to a trial by jury in any Action to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with this Agreement and agrees that any Action shall be tried before a court and not before a jury.

     Section 8.14 Construction. Each of the parties hereto acknowledges that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted this Agreement has no application and is expressly waived.

                           [Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

Avatex Shares    417,600                       Elliott Associates, L.P.

Pro Rata Shares: 14.59%                    By: /s/ Paul Singer
                                               ---------------------------------

                                               Its: Paul Singer, General Partner

                                               Address:
                                               Telecopy


Avatex Shares    416,300                       Westgate International, L.P.

                                               /s/ Paul Singer
                                               ---------------------------------

                                               Martley International ,Inc.
Pro Rata Shares: 14.54%                    By: as Attorney-in-Fact

                                           Its: Paul Singer, President

                                           Address:
                                           Telecopy


Avatex Shares    0                         Martley International, Inc.

Pro Rata Shares: 0%                        By: /s/ Paul Singer
                                               ---------------------------------

                                           Its: Paul Singer, President

                                           Address:
                                           Telecopy


Avatex Shares    75,000                    /s/ Moses Marx
                                           -------------------------------------
                                           Moses Marx
Pro Rata Shares: 2.62%
                                           Address:
                                           Telecopy

Avatex Shares    802,500                   Momar Corporation

Pro Rata Shares: 28.04%                    By: /s/ Moses Marx
                                               ---------------------------------

                                           Its: President

                                           Address:
                                           Telecopy


Avatex Shares    1,151,000                 United Equities Commodities Company

Pro Rata Shares: 40.21%                    By: /s/ Moses Marx
                                               ---------------------------------

                                           Its: Partner

                                           Address:
                                           Telecopy


                                           Phar-Mor, Inc.

                                           By: /s/
                                               ---------------------------------

                                           Its: Chief Administrative Officer

                                           Address:   20 Federal Plaza West
                                                      P.O. Box 400
                                                      Youngstown, OH 44501
                                           Telecopy:  (330) 740-2985
                                           Attention: General Counsel

                                   EXHIBIT 2.1

                  BENEFICIAL AND RECORD OWNERS OF AVATEX SHARES

Stockholder                                                   Number of Shares
-----------                                                   ----------------

Elliott Associates, L.P.                                           417,600
Westgate International                                             416,300
Martley International, Inc.                                              0
Moses Marx                                                          75,000
Momar Corporation                                                  802,500
United Equities Commodities Company                              1,151,000

                                   EXHIBIT 2.7

                                IRREVOCABLE PROXY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder (the "Stockholder") of Avatex Corporation, a corporation organized under the laws of the State of Delaware ("Avatex"), hereby constitutes and irrevocably appoints Phar-Mor, Inc., a Pennsylvania corporation ("Phar-Mor") with full power of substitution, such Stockholder's true and lawful attorney-in-fact, proxy and agent for him and on his behalf and in his name, place and stead, in any and all capacities, to receive all notices, and to represent, vote and consent or otherwise act, at any special or annual meeting of the stockholders of Avatex or any action by written consent in lieu thereof, with respect to all shares of Avatex Common Stock, par value $5.00 per share, held of record by such Stockholder now or hereafter, in such manner as Phar-Mor, may, in its exercise of its sole absolute discretion, determine, and without any notice to the Stockholder, whether or not such representation, vote or consent benefits the interests of the Stockholder, granting unto Phar-Mor, full power and authority to do and to perform each and every act and things requisite and necessary to be done in and about the premises, hereby ratifying and confirming all that Phar-Mor may lawfully do or cause to be done by virtue hereof.

     This proxy is irrevocable and constitutes a power coupled with an interest for all purposes.

     This proxy shall terminate upon the termination for any reason of the Stockholders Agreement, dated the date hereof, among, inter alia, Avatex and the undersigned Stockholder.

     IN WITNESS WHEREOF, the undersigned Stockholder has hereunder set his hand and seal as of the date specified.

DATED: June __, 1999                             -------------------------------
                                                            Signature


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